Filed Pursuant to Rule 424(b)(3)
Registration No. 333-278460

Prospectus Supplement No. 1
(to Prospectus dated May 22, 2024)

QT IMAGING HOLDINGS, INC.

Up to 43,795,000 Shares of Common Stock
Up to 17,711,129 shares of Common Stock by the Selling Securityholders
889,364 Warrants to Purchase Shares of Common Stock

This prospectus supplement (this “Supplement No. 1”) relates to the prospectus dated May 22, 2024 (as amended from time to time, the “Prospectus”), the issuance by us of an aggregate of up to 43,795,000 shares of common stock, $0.0001 par value per share, (the “Common Stock”) of QT Imaging Holdings, Inc. (“QT Imaging Holdings” or the “Company”), which consists of (i) up to 23,000,000 shares of Common Stock that are issuable upon the exercise of 23,000,000 warrants, each exercisable for one share of Common Stock at a price of $2.30 per warrant (the “Public Warrants”), originally issued in the initial public offering (“IPO”) of GigCapital5, Inc. (“GigCapital5”) by the holders thereof, (ii) up to 795,000 shares of Common Stock that are issuable upon the exercise of 795,000 private placement warrants, each exercisable for one share of Common Stock at a price of $2.30 per warrant (the “Private Warrants”), originally issued in the private placement of units closed concurrently with the IPO, and (iii) up to 20,000,000 shares of Common Stock that we may, in our discretion, elect to issue and sell to YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”), from time to time after the date of this prospectus, pursuant to the standby equity purchase agreement (the “SEPA”).

The Prospectus also relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 17,711,129 shares of Common Stock and warrants to purchase up to 889,364 shares of Common Stock, consisting of (i) 5,735,000 shares of Common Stock (the “Founder Shares”) acquired by our predecessor’s sponsor, GigAcquisitions5, LLC, a Delaware limited liability company (the “Sponsor”), at an effective purchase price of $0.0043592 per share, (ii) 795,000 shares of Common Stock (the “Private Placement Shares”) acquired by the Sponsor in the private placement of units concurrently with the IPO, at an effective purchase price of $9.519 per share, (iii) 94,364 shares of Common Stock (“Working Capital Shares”) issued upon conversion in full of the working capital loans made as non-interest-bearing note (the “Working Capital Note”) issued to the Sponsor by our predecessor, GigCapital5, at an effective purchase price of $9.99 per share, (iv) 10,000 shares of Common Stock (the “Insider Shares”) issued to Interest Solutions, LLC (“ICR”), an affiliate of ICR, LLC, an investor relations firm providing services to GigCapital5, as consideration for the provision of services that GigCapital5 expensed at a grant date fair value of $95,200 at issuance, (v) 5,603,201 shares of Common Stock (“Closing Shares”) issued to former holders of shares of common stock of QT Imaging, Inc. as merger consideration for such shares in connection with the business combination, which are parties to the Registration Rights Agreement, dated March 4, 2024, and the closing price of the shares issued as merger consideration on such date was $3.53 per share, (vi) 795,000 Private Warrants issued to the Sponsor as a part of the units in the private placement, at an effective purchase price of $0.481 per Warrant, (vii) 94,364 warrants issued to the Sponsor by our predecessor, GigCapital5 (the “Working Capital Warrants,” and together with the Private Warrants, the “Sponsor’s Warrants,” and the Sponsor’s Warrants together with the Public Warrants, collectively, the “Warrants”), as a result of the partial conversion of the Working Capital Note, at an effective purchase price of $0.01 per Warrant, (viii) up to 94,364 shares of Common Stock that are issuable upon the exercise of the 94,364 Working Capital Warrants (the “Working Capital Warrant Shares”), each exercisable for one share of Common Stock at a price of $2.30 per warrant, (ix) 5,375,000 shares of Common Stock (the “Yorkville Note Conversion Shares”) issuable pursuant to a pre-paid advance under the SEPA, dated November 16, 2023, by and among GigCapital5 and Yorkville, at the conversion rate described in the promissory note issued to Yorkville with respect to this pre-paid advance, and (x) 4,200 shares of Common Stock issued to Sea Otter Trading, LLC (the

“Subscriber”) in consideration for services rendered by the Subscriber as set forth in the subscription agreement (the “Subscription Agreement”), dated April 22, 2024, with an assumed value for such services at $2.50 per share.

The purpose of this Supplement No. 1 is to update and supplement the information in the Prospectus with respect to the information contained in the following reports of the Company:

•The Company’s Current Report on Form 8-K as filed with the SEC on June 17, 2024, which is attached hereto.

•The Company’s Current Report on Form 8-K as filed with the SEC on June 18, 2024, which is attached hereto.

This Supplement No. 1 updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement No. 1 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement No. 1, you should rely on the information in this Supplement No. 1.

Our Common Stock is currently listed on the Nasdaq Stock Market (the “Nasdaq”) and trades under the symbol “QTI.”

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties that are described under the heading “Risk Factors” beginning on page 8 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this Supplement No. 1 or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 3, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
FORM 8-K
_________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

June 17, 2024
Date of Report (Date of earliest event reported)
________________________________________________________
QT Imaging Holdings, Inc.
(Exact name of Registrant as Specified in Charter)
________________________________________________________

Delaware	001-40839	86-1728920
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation or Organization)	File Number)	Identification Number)

3 Hamilton Landing, Suite 160
Novato, CA 94949
(Address of principal executive offices, including Zip Code)
(650) 276-7040
(Registrant's telephone number, including area code)
________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, $0.0001 par value	QTI	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed by QT Imaging Holdings, Inc. (the “Company”) in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 10, 2024, the Company received a written notice from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the 30 consecutive business days prior to May 6, 2024, the Company’s Market Value of Listed Securities (“MVLS”) was below the minimum of $50 million required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Requirement”). On June 17, 2024, the Staff of Nasdaq sent to the Company a further written notice (the “Notice”) notifying the Company that it is also no longer in compliance with the Nasdaq Listing Rules because the minimum bid price of the Company’s common stock has been below $1.00 per share for 30 consecutive business days. The Notice has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Global Market. An indicator reflecting non-compliance will be displayed with quotation information related to the Company’s shares on NASDAQ.com and NASDAQTrader.com and may be displayed by other third-party providers of market data information.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has a period of 180 calendar days from the date of the Notice, or until December 16, 2024 (the “Compliance Date”), to regain compliance with the minimum bid price requirement. This compliance period expires after the date when compliance period to regain compliance with respect to the MVLS Requirement expires, which is November 4, 2024. During the period from the receipt of the Notice until the Compliance Date, the Company’s securities will continue to trade on The Nasdaq Global Market under the symbol “QTI.” If at any time before the Compliance Date the bid price for the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, Nasdaq will provide written notification to the Company that it has regained compliance with the minimum bid price requirement.

In the event the Company does not regain compliance with the minimum bid price requirement by the Compliance Date, the Company may be eligible for an additional 180 calendar day compliance period if it transfers to The Nasdaq Capital Market, provided that it meets the applicable market value of publicly held shares requirement for continued listing and all other applicable requirements for initial listing on The Nasdaq Capital Market (except for the minimum bid price requirement) based on the Company’s most recent public filings and market information and provides written notice to Nasdaq of its intention to cure the bid price deficiency during the additional compliance period. If the Company fails to regain compliance during the compliance period (including a second compliance period, if applicable), then Nasdaq will notify the Company of its determination to delist its common stock, at which point the Company may appeal Nasdaq’s delisting determination to a Nasdaq hearing panel.

The Company intends to actively monitor the closing bid price of its common stock and will consider all available options to regain compliance with the minimum bid price requirement, which may include effecting a reverse stock split. Additionally, the Company may consider applying to transfer the listing of its securities to The Nasdaq Capital Market (provided that it then satisfies the requirements for continued listing on that market). There can be no assurance that the Company will regain compliance with the minimum bid price requirement during the 180-calendar day compliance period, secure an additional 180 calendar day period to regain compliance, maintain compliance with the other Nasdaq listing requirements or be successful in appealing any delisting determination.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this Current Report on Form 8-K that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the Company’s ability to regain compliance with the minimum bid price requirement and the MVLS Requirement; the Company’s intent to monitor its minimum bid price and the market value of listed securities and consider available options to regain compliance with the minimum bid price requirement and MVLS Requirement; and the Company’s success in appealing any delisting determination. In some cases, you can identify forward-looking statements by terminology such as “outlook,” “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,”

“expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including, but not limited to, the Company’s ability to regain compliance with the minimum bid price requirement and the MVLS Requirement; and the other important factors outlined under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 25, 2024 and its Quarterly Report on Form 10-Q for the period ended March 31, 2024, as such factors may be updated from time to time in its other filings with the SEC, which are available on the SEC's website at www.sec.gov. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this Current Report on Form 8-K to reflect changes since the date of this Current Report on Form 8-K, except as may be required by law.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	June 21, 2024	QT Imaging Holdings, Inc.
		By:	/s/ Raluca Dinu
		Name:	Raluca Dinu
		Title:	Chief Executive Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
FORM 8-K
_________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

June 18, 2024
Date of Report (Date of earliest event reported)
________________________________________________________
QT IMAGING HOLDINGS, Inc.
(Exact name of Registrant as Specified in Charter)
________________________________________________________

Delaware	001-40839	86-1728920
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation or Organization)	File Number)	Identification Number)

3 Hamilton Landing, Suite 160
Novato, CA 94949
(Address of principal executive offices, including Zip Code)
(650) 276-7040
(Registrant's telephone number, including area code)
________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, par value $0.0001 per share	QTI	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Definitive Material Agreement

As previously disclosed, on May 31, 2023, QT Imaging Holdings, Inc., a Delaware corporation (the “Company” or “QT Imaging”), entered into a confidential Sales Agent Agreement with NXC Imaging, Inc. (“NXC”), a wholly-owned subsidiary of Canon Medical Systems USA, Inc. (“CMSU”) (the “Sales Agent Agreement”), pursuant to which QT Imaging appointed NXC as (i) a non-exclusive agent for the sale of QT Imaging products and services in non-exclusive territories: the U.S., U.S. territories, and U.S. Department of Defense installations, and (ii) an exclusive servicer of QT Imaging products sold by NXC under the terms of the Sales Agent Agreement.

On June 18, 2024, QT Imaging entered into that certain Distribution Agreement with NXC (the “Distribution Agreement”), effective as of June 10, 2024, which will thereafter govern the parties’ sales and distribution relationship, replacing the Sales Agent Agreement. Under the Distribution Agreement, NXC is appointed as the exclusive reseller to market, advertise, and resell certain Equipment (as defined in the Distribution Agreement) in the U.S. and U.S. territories. NXC will purchase for the purpose of reselling, leasing or renting the same directly to its customers, but is not obligated to purchase any particular quantity of Equipment from QT Imaging. QT Imaging has reserved the right to sell directly to customers as an exception. Furthermore, QT Imaging may, in Seller’s sole discretion, sell the Equipment to any other person or entity anywhere in the world without notice to NXC or NXC’s prior consent. NXC is also allowed to assign sales agents for the purpose of equipment sales. NXC’s purchases will be in accordance with a product pricing schedule attached to the Distribution Agreement as Exhibit B (subject to change upon 60 days’ prior written notice by QT Imaging), provided that neither NXC nor its assigned sales agents may mark-up the cost of the Equipment more than twenty percent (20%) unless otherwise mutually agreed to between NXC and QT Imaging. Each order will include information reasonably requested by QT Imaging. Each order is subject to QT Imaging’s acceptance, after which it becomes an approved order (“Approved Order”). Any such Approved Orders are non-cancellable and not subject to rescheduling after acceptance by QT Imaging. Any orders not accepted by QT Imaging in writing are deemed rejected.

Except as otherwise set forth in an applicable Approved Order, QT Imaging will invoice NXC for Equipment as follows: fifty percent (50%) upon receipt of the applicable Approved Order, and fifty percent (50%) upon shipment of the Equipment. Except as otherwise set forth in an applicable Approved Order, NXC shall pay fees within fifteen days after the date of its receipt of an invoice from QT Imaging. QT Imaging retains a security interest in the Equipment to secure payment of the purchase price and NXC will take all actions reasonably requested to perfect such security interest.

Except as otherwise set forth in an applicable Approved Order, delivery of the Equipment and all other items supplied from QT Imaging to NXC will be F.O.B. Origin QTI (Novato, California). Title and risk of loss of the Equipment and all other items will pass to NXC upon pickup from QT Imaging’s site.

The Distribution Agreement contains limited warranties with respect to the Equipment and relevant spare parts, a disclaimer of other warranties, rights to indemnification as stated in the Distribution Agreement, and a limitation of liability. The Distribution Agreement also addresses after sale servicing, and the provision of space parts, although QT Imaging is under no obligation to provide spare parts to NXC but may elect to supply NXC with spare parts during the term of the Distribution Agreement upon reasonable request by NXC and subject to availability of such parts to QT Imaging. NXC is required to maintain an adequate supply of spare parts to provide timely support of Equipment. When introducing, during or for five years after the term of the Distribution Agreement, (i) an upgrade to software (i.e., added functionality) for use with the Equipment, QT Imaging shall, on NXC’s request, provide NXC with a media device containing the software so upgraded at reasonable prices to be agreed upon between the parties in writing; (ii) a premium upgrade (i.e., GPU upgrades) for use with the Equipment, QT Imaging may, at QT Imaging’s sole discretion, provide the upgrade to the Equipment at an additional cost to NXC to be agreed upon between the parties in writing; or (iii) an update to the software (i.e., bug fixes or error corrections) for use with the Equipment, QT Imaging shall provide the update to the Equipment at no additional cost to NXC.

The term of the Distribution Agreement will remain in effect until December 31, 2025, unless earlier terminated or extended by mutual written agreement.

The foregoing description is qualified in its entirety by reference to the Distribution Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02     Termination of a Definitive Material Agreement

QT Imaging, NXC, and CMSU, as the parties to the Sales Agent Agreement, having agreed to replace the Sales Agent Agreement with the Distribution Agreement, have mutually agreed to terminate the Sales Agent Agreement effective as of the entry into the Distribution Agreement.

Item 9.01     Financial Statements and Exhibits.

(d)Exhibits:

Exhibit No.	Description
10.1*	Distribution Agreement, dated as of June 10, 2024, by and between QT Imaging Holdings, Inc. and NXC Imaging, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2) because it is both (i) immaterial and (ii) treated by the Company as private and confidential. The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	June 25, 2024	QT Imaging Holdings, Inc.
		By:	/s/ Raluca Dinu
		Name:	Raluca Dinu
		Title:	Chief Executive Officer